EXHIBIT 99.1

For more information, contact:
William M. Lowe, Jr.
Vice President
Chief Operating Officer
Chief Financial Officer
(336) 316-5664

Unifi Announces Fourth Quarter Results

          GREENSBORO, N.C. - July 28, 2005 - Unifi, Inc. (NYSE:UFI), today released operating results for its fourth quarter and fiscal year ending June 26, 2005.

            Net income for the current quarter, including discontinued operations, was a net loss of $9.0 million or $0.17 per share compared to a net loss of $6.0 million or $0.12 per share for the prior year June quarter.  The Company also reported a net loss of $41.2 million or $0.79 per share for the 2005 fiscal year, which represents an improvement over a net loss of $69.8 million or $1.34 per share for the 2004 fiscal year.  Net income for the current quarter was negatively impacted by a pre-tax charge of $8.2 million associated with the write-off of receivables associated with the recent Chapter 11 bankruptcy filing by Collins & Aikman.

           Net sales for the June quarter, which include sales from the Kinston, North Carolina based INVISTA polyester manufacturing assets acquired in September 2004, were $203.2 million, an increase of $28.4 million or 16.2 percent compared to net sales of $174.8 million for the prior year June quarter.  Net sales of $799.4 million for the 2005 fiscal year represent an increase of $131.6 million, or 19.7 percent, over the 2004 fiscal year.

           Continuing its focus on strengthening the balance sheet, the Company reported the following improvements made to its balance sheet during the current quarter:

           Increased cash-on-hand by $50.2 million, ending the current June quarter with $105.6 million in cash-on-hand compared to the $55.4 million cash-on-hand reported at the end of the March quarter.  The proceeds from the sale of the Company's land and buildings located in Ireland, which closed on June 30, 2005, are not included in this figure.

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Unifi Announces Fourth Quarter Results - page 2

            Reduced inventories by $32.0 million in the quarter.
            Reduced its receivables balance by $14.2 million during the quarter, excluding the Collins & Aikman bad debt write-off.

        Subsequent to the end of the current June quarter, the Company utilized $24.4 million of cash to pay off the five-year note to INVISTA, derived from the purchase of the INVISTA polyester POY assets.

      "We are entering our 2006 fiscal year with one of the strongest balance sheets and business models in years, which will allow us to stay focused on executing our domestic and global growth strategies," said Bill Lowe, Chief Operating Officer and CFO for Unifi.  "Although the results posted on our income statement for our 2005 fiscal year were generally as expected, the significant progress on working capital reduction made during the fourth quarter leaves our balance sheet stronger than anticipated.  In our POY or spinning business, the integration of Kinston is running ahead of schedule, and across all business units, we took the necessary step of drastically adjusting inventory levels, including selling off our aged inventory, which had a negative impact on our gross margin for the current quarter of approximately $3.9 million.  We have lowered selling, general and administrative (SG&A) expenses from 6.9 percent of sales for our 2004 fiscal year to 5.4 percent for the current fiscal year, and we are confident that we can maintain SG&A at a level of 5.0 percent or lower in our 2006 fiscal year.  All of this points to a healthier business for Unifi in the upcoming fiscal year."

       The Company reported a net loss from continuing operations of $12.5 million or $0.24 per share for the June quarter compared to a net loss of $6.5 million or $0.13 per share for the prior year June quarter.  The Company also reported a net loss from continuing operations of $20.8 million or $0.40 per share for the 2005 fiscal year, which is an improvement over the net loss of $44.7 million or $0.86 per share for the 2004 fiscal year.  Included in the results for the prior year June quarter and fiscal year  is a

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 Unifi Announces Fourth Quarter Results - page 3

pre-tax benefit, included in the cost of sales, of $11.4 million and $38.3 million, respectively, generated by the Company's manufacturing alliance with Koch Industries (previously DuPont), which was terminated as a result of the Kinston purchase.

      Brian Parke, Chairman and CEO for Unifi, said, "Fiscal 2006 will be a year in which we leverage the success of our downstream selling and direct sourcing efforts to become a leading global supplier to U.S. and European brands and retailers.  We will also focus on the new downstream selling and direct sourcing opportunities that are available through Yihua Unifi Fibre Industry Company Limited, our joint venture in China with Sinopec Yizheng Chemical Fibre Company.  The knowledge, expertise, and relationships to develop programs that can drive our products to market through existing channels now reside within the Company, and we have established a very successful business model.  This success, coupled with the development of sourcing infrastructure in the Americas, has lessened the need for the Company to maintain a separate sourcing business.  As a result, Unifi will discontinue Unimatrix Americas and focus our resources internally to support our downstream initiatives around the globe.  However, Unimatrix Asia, LLC, which is not a subsidiary or affiliate of Unifi, has been and will continue to operate independent of Unifi as a full-service, full-package global sourcing company."

      "Our joint venture in China with Sinopec Yizheng Chemical Fibre Company, Yihua UFI Ltd. is progressing according to plan and will begin operation in August.  Our manufacturing and sales teams have been on the ground for approximately two months, and we are already seeing process improvements throughout the organization."

      Unifi, Inc. (NYSE: UFI) is a diversified producer and processor of multi-filament polyester and nylon textured yarns and related raw materials.  The Company adds value to the supply chain and enhances consumer demand for its products through the development and introduction of branded yarns that provide unique performance, comfort and aesthetic advantages. Key Unifi brands include, but are not limited to:

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Unifi Announces Fourth Quarter Results - page 4

Sorbtek®, A.M.Y.®, Mynx™ UV, Reflexx®, MicroVista® andSatura®. Unifi's yarns and brands are readily found in home furnishings, apparel, legwear and sewing thread, as well as industrial, automotive, military and medical applications.  For more information about Unifi, visit www.unifi.com.

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Financial Statements to Follow

Unifi Announces Fourth Quarter Results - page 5

UNIFI, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (In Thousands Except Per Share Data)
	For the Quarters Ended		For the Year to Date Periods Ended
	June 26, 2005	June 27, 2004	June 26, 2005	June 27, 2004

Net sales	$ 203,151	$ 174,774	$ 799,446	$ 667,837
Cost of sales	201,962	160,926	768,714	627,586
Selling, general & administrative expense	11,905	10,023	43,157	46,333
Provision for bad debts	8,133	755	13,464	2,649
Interest expense	5,361	4,431	20,575	18,698
Interest income	(876)	(498)	(2,302)	(2,351)
Other (income) expense, net	(1,050)	825	(2,253)	(2,569)
Equity in (earnings) losses of
unconsolidated affiliates	(578)	518	(6,788)	7,076
Minority interest (income) expense	(86)	401	(530)	(6,430)
Restructuring charges (recovery)	(341)	5,624	(341)	8,229
Arbitration costs and expenses	-	179	-	182
Alliance plant closure costs (recovery)	-	-	-	(206)
Write down of long-lived assets	603	-	603	25,241
Goodwill impairment	-	-	-	13,461
Loss from continuing operations before income taxes	(21,882)	(8,410)	(34,853)	(70,062)
Benefit for income taxes	(9,392)	(1,925)	(14,103)	(25,401)
Loss from continuing operations	(12,490)	(6,485)	(20,750)	(44,661)
Income (loss) from discontinued operations - net of tax	3,681	466	(21,632)	(25,132)
Loss before extraordinary items	(8,809)	(6,019)	(42,382)	(69,793)
Extraordinary (loss) gain - net of taxes of $0	(185)	-	1,157	-
Net loss	$ (8,994)	$ (6,019)	$ (41,225)	$ (69,793)

Earnings (losses) per common share:
Net loss - continuing operations	$ (0.24)	$ (0.13)	$ (0.40)	$ (0.86)
Net loss - discontinued operations	$ 0.07	$ 0.01	$ (0.41)	$ (0.48)
Net income - extraordinary gain	$ -	$ -	$ 0.02	$ -
Net loss	$ (0.17)	$ (0.12)	$ (0.79)	$ (1.34)

Average basic and diluted shares outstanding	52,126	52,077	52,106	52,249

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Unifi Announces Fourth Quarter Results - page 6

UNIFI, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited) (In Thousands)
	June 26, 2005	March 27, 2005	December 26,2004	June 27, 2004
Assets
Cash and cash equivalents	$ 105,621	$ 55,449	$ 52,951	$ 65,221
Receivables, net	106,932	129,274	131,016	125,949
Inventories	110,827	142,848	153,290	116,995
Deferred income taxes	14,578	13,371	15,885	12,237
Assets held for sale	10,694	7,319	13,548	13,899
Restricted cash	2,766	2,766	-	-
Other current assets	15,590	11,088	11,595	10,657
Total current assets	367,008	362,115	378,285	344,958

Property, plant and equipment	301,574	312,759	323,070	341,559
Investments in unconsolidated affiliates	160,180	160,425	157,359	163,941
Other noncurrent assets	16,613	16,868	18,240	22,077
	$ 845,375	$ 852,167	$ 876,954	$ 872,535
Liabilities and Shareholders' Equity
Accounts payable	$ 62,666	$ 61,351	$ 72,074	$ 75,504
Accrued expenses	45,618	45,051	52,454	44,850
Income taxes payable	2,292	1,599	1,633	1,523
Current maturities of long-term debt
and other current liabilities	10,932	9,834	9,188	8,497
Total current liabilities	121,508	117,835	135,349	130,374

Long-term debt and other liabilities	284,197	285,155	287,471	263,779
Deferred income taxes	55,913	64,299	66,922	71,921
Minority interests	182	4,076	4,024	4,560
Shareholders' equity	383,575	380,802	383,188	401,901
	$ 845,375	$ 852,167	$ 876,954	$ 872,535

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included herein contain forward-looking statements within the meaning of federal security laws about Unifi, Inc.'s (the "Company") financial condition and results of operations that are based on management's current expectations, estimates and projections about the markets in which the Company operates, management's beliefs and assumptions made by management.  Words such as "expects," "anticipates," "believes," "estimates," variations of such words and other similar expressions are intended to identify such forward-looking statements.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof.  The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to, availability, sourcing and pricing of raw materials, pressures on sales prices and volumes due to competition and economic conditions, reliance on and financial viability of significant customers, operating performance of joint ventures, alliances and other equity investments, technological advancements, employee relations, changes in construction spending, capital expenditures and long-term investments (including those related to unforeseen acquisition opportunities), continued availability of financial resources through financing arrangements and operations, outcomes of pending or threatened legal proceedings, negotiation of new or modifications of existing contracts for asset management and for property and equipment construction and acquisition, regulations governing tax laws, other governmental and authoritative bodies' policies and legislation, the continuation and magnitude of the Company's common stock repurchase program and proceeds received from the sale of assets held for disposal.  In addition to these representative factors, forward-looking statements could be impacted by general domestic and international economic and industry conditions in the markets where the Company competes, such as changes in currency exchange rates, interest and inflation rates, recession and other economic and political factors over which the Company has no control.  Other risks and uncertainties may be described from time to time in the Company's other reports and filings with the Securities and Exchange Commission.

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